Glen Y. Sato
T: +1 650 843 5502
gsato@cooley.com

August 2, 2016
ImmunoCellular Therapeutics, Ltd.
23622 Calabasas Road, Suite 300
Calabasas, California 91302
Ladies and Gentlemen:
We have acted as counsel to ImmunoCellular Therapeutics, Ltd., a Delaware corporation, (the “Company”), in connection with the filing of a registration statement (No. 333-211763) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of up to $20,136,500 of (i) up to 59,225,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), (ii) pre-funded warrants (the "Pre-Funded Warrants") to purchase shares of common stock (the "Pre-Funded Warrant Shares")and (iii) base warrants (the "Base Warrants" and together with the Pre-Funded Warrants, the “Warrants”) to purchase 44,418,750 shares of common stock (the "Base Warrant Shares," and together with the Pre-Funded Warrant Shares, the “Warrant Shares”). The Shares, the Warrants and the Warrant Shares are to be sold by the Company as described in the Registration Statement.
In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and the related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and (c) the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Shares and the Warrants to be sold to the underwriters by the Company will be sold at a price established by the Board of Directors of the Company or a committee thereof in accordance with Section 153 of the General Corporation Law of the State of Delaware (the “DGCL”). We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon certificates of officers of the Company and have not sought to independently verify such matters.
Our opinion is expressed only with respect to the federal laws of the United States of America, the DGCL and, as to the Warrants constituting valid and legally binding obligations of the Company, solely with respect to the laws of the State of New York. We express no opinion as to whether the laws of any particular jurisdiction apply and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof or whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.
We express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic

3175 Hanover Street, Palo Alto, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 www.cooley.com

ImmunoCellular Therapeutics, Ltd.
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remedies, (b) restricts non-written modifications and waivers, (c) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, or (d) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.
On the basis of the foregoing, and in reliance thereon, we are of the opinion (i) that the Shares, when sold in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable, (ii) provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, the Warrants, when issued and sold as contemplated in the Registration Statement and the Prospectus will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles and limitations on availability of equitable relief, including specific performance (regardless of whether such enforceability is considered in a proceeding at law or in equity), and (b) the availability of specific performance, an injunction or other equitable remedies in the court before which the request is brought, and (iii) the Warrant Shares, when issued and paid for in accordance with the terms of the Warrants and as contemplated by the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.
We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.
Sincerely,
Cooley LLP
/s/ Glen Y. Sato
Glen Y. Sato

3175 Hanover Street, Palo Alto, CA 94304-1130 T: (650) 843-5000 F: (650) 849-7400 www.cooley.com